Exhibit 10.35
SEVERANCE AGREEMENT, WAIVER, AND RELEASE OF CLAIMS
This Severance Agreement, Waiver and Release of Claims (“Agreement”) is made between Mario Ruscev (“Executive”) and Weatherford International plc (“Employer”).
WHEREAS, the Employer has employed Executive to perform strategic, executive-level services for Employer; and
WHEREAS, the Employer and Executive have agreed to terminate their employment relationship and desire to set forth the circumstances under which they have agreed to the termination of Executive’s employment;
NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and adequacy of which is hereby acknowledged, the Employer and Executive hereby agree as follows:
1.    Termination of Employment. Effective August 10, 2017, Executive will be released from his duties as EVP, President Product Lines and Chief Technology Officer, including but not limited to his role as an officer of the Employer (“Termination Date”) and his employment relationship and all other relationships with the Employer shall end.
2.    Benefits. Unless otherwise expressly specified by the terms of any employee benefit plan or program maintained by the Employer (collectively “Benefit Plans”), Executive’s coverage under all of the Employer’s Benefit Plans will terminate on the Termination Date.
3.    Consideration for the Execution of this Agreement. Executive acknowledges and agrees that he is not entitled to any severance benefits solely as a result of the termination of his employment under any plan, program, policy or arrangement, whether formal or informal, written or unwritten. However, in consideration for the release and waiver of claims set forth herein, as well as the other covenants and promises set forth herein, the Employer shall (a) pay Executive the total gross sum of One million, one hundred twenty-five thousand and 00/100 Dollars ($1,125,000.00), less applicable taxes and withholdings and (b) accelerate and vest 179,600 outstanding restricted share units under that Restricted Share Units Award Agreement granted by the Employer on November 6, 2015 (“Severance Payment”), 14 days after the receipt of this Agreement signed by Executive.
4.    Waiver and Release.
a.    General Waiver and Release. In consideration of the Severance Payment, Executive (on his own behalf and on behalf of his heirs, executors, and administrators) agrees to and hereby does unconditionally waive, release and forever discharge, Employer, Employer’s parent companies, subsidiaries, affiliates, predecessors and successors, and any and all current or former directors, officers, employees, agents and attorneys of all the foregoing entities (collectively, the “Released Parties”) from any and all Released Claims (as defined in this Paragraph 4.a.). Released Claims include any and all claims, demands, causes of action, damages, suits, judgments, charges, and liabilities whatsoever, both known and unknown, in law or in equity, and particularly, without limiting the generality of the foregoing, all matters relating to or arising out of or relating to: (i) Executive’s employment with or separation from the Employer; and (ii) any events that have transpired prior to and including the date on which this Agreement is executed, including, without limitation, any causes of action or releasable claims for unlawful employment practices arising under or based on the Labor Management Relations Act, 29 U.S.C. § 151 et. seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, as amended, 29 U.S.C. § 621 et seq.; Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; Section 1985(3); the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended; Executive Order 11246; the Executive Retirement Income Security Act of 1974 as amended, 29 U.S.C. § 1001 et seq.; the Health Insurance Portability and Accountability Act, 42 U.S.C. § 1320d et seq.; the Sarbanes-Oxley Act, 18 U.S.C. § 1514A; the Texas Commission on Human Rights Act, Chapter 451.001 et seq. of the Texas Labor Code; the Texas Workers’ Compensation Act, and any other federal, state or local law, statute, public policy, order, regulation or ordinance, and any and all suits under common law, whether tort, contract, or otherwise.
b.     Exception. Released Claims shall not include any claims which, by law, cannot be waived or released, such as the right to file, assist with, or participate in an investigation conducted by an administrative agency, such as the U.S. Equal Employment Opportunity Commission, the Texas Workforce Commission, or the National Labor Relations Board. Executive is waiving, however, the right to monetary recovery or other personal relief in connection with any such charge, claim, or complaint filed by Executive or anyone else with any administrative agency.
c.    Acknowledgment. By signing this Agreement, Executive acknowledges and confirms:
(i)    that Executive was advised by the Employer to consult with an attorney prior to signing this Agreement and to have such attorney explain the terms of this Agreement; and
(ii)     that, as set forth in Paragraph 16 below, Executive was given twenty-one (21) calendar days from receipt of this Agreement in which to consider the terms of the Agreement and that he has seven (7) days from the date this Agreement is executed to revoke or rescind the portions of this Agreement related to Executive’s release of claims under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, by providing written notice of such revocation to Employer by the seventh calendar day following execution; and
(iii)     that Executive is providing the waiver and release set forth herein in exchange for consideration in addition to anything of value to which Executive may already have been entitled; and

(iv)     that Executive acknowledges, represents, and agrees that he is acting with full and complete capacity, authority, and understanding, that he is entering this Agreement voluntarily, without coercion, fraud, or duress, and that he intends to forever settle and waive any and all Released Claims he may have arising on or prior to the Termination Date or on or prior to the execution of this Agreement; and
5.    Non-solicitation. In consideration of the Severance Payment, and in light of the confidential information of Employer to which Executive had access during his employment with Employer, Executive further agrees that for one (1) year after the Termination Date, Executive will not directly or indirectly (a) solicit, entice, persuade, or induce any employee of the Employer to (i) terminate or negatively alter his or her employment relationship with the Employer, or (ii) become employed by or enter into contractual relations with any individual or entity other than the Employer; or (b) hire as an employee, consultant, independent contractor, or otherwise, any employee of the Employer.
6.    Non-competition. Executive acknowledges that, during his employment with the Employer, and in order to carry out his duties as an executive for the Employer, the Employer provided him with, and he otherwise had access to, the Employer’s confidential and propriety information, including without limitation, information regarding the Employer’s current and future business strategy. In order to protect such confidential and proprietary information, including its inevitable disclosure, and in consideration of the Severance Payment, Executive agrees that for nine (9) months after the Termination Date, Executive will not engage or participate in, work for, become employed by, provide services to, or assist in any manner (whether as an employee, consultant, independent contractor, proprietor, partner, director, officer, equity owner, agent or otherwise) any person, firm, corporation or other business entity that engages in a “Competing Business” in the “Restricted Territory” to the extent that Executive engaged or participated in a similar activity or function for or on behalf of the Employer.
As used herein, the terms:

a.    “Competing Business” shall mean any business or prospective business (whether conducted by a natural person, partnership, corporation or other entity) that provides or seeks to provide oilfield services that are competitive to the Employer.
b.    “Restricted Territory” shall mean the United States and any other country in which the Employer conducts the Business on the Termination Date.
7.    Non-disparagement; Confidentiality.
a.    Executive agrees to refrain from communicating, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (i) any defamatory comment concerning the Employer or the Released Parties or (ii) any other comment that could reasonably be expected to be detrimental to the commercial or financial prospects of the Employer or the Released Parties.

b.    Executive agrees that the terms of this Agreement are confidential and that Executive will not disclose any of such terms to any other person other than his attorney, financial and/or tax advisor, spouse, or state and federal taxing authorities or as otherwise required by law. Notwithstanding anything to the contrary set forth herein, the parties acknowledge and agree that any obligations of confidentiality will not require Executive to violate any legal requirement be it court order, statute, regulation, or the like.
8.    Remedies. Without limiting the remedies otherwise available to the Employer, Executive acknowledges that a breach of any of the covenants contained in Paragraphs 5, 6, 7 or 9 f this Agreement will result in material irreparable injury to the Employer and the Released Parties for which there is no adequate remedy at law, that in the event of such a breach or threat thereof, the Employer and the Released Parties shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunctions restraining Executive from engaging in activities prohibited by Paragraphs 5, 6 or 7 of this Agreement, or requiring compliance as set forth in Paragraph 9, or such other relief as may be required to specifically enforce these paragraphs. Such injunctive relief is in addition to any other remedies to which the Employer and the Released Parties may be entitled.
9.    Cooperation with the Employer. Executive agrees to fully cooperate with the Employer and the Released Parties and to provide information and history regarding information learned and actions taken while an Executive or agent of the Employer and the Released Parties (collectively “Requested Assistance”) at mutually agreeable times and locations which do not unreasonably interfere with Executive’s subsequent employment.
10.    Successors, Heirs and Assigns. This Agreement and the covenants contained herein shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors, and administrators and to the predecessors, successors, and assigns of the Employer and the Released Parties, to the extent permitted by applicable law.
11.    Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.    Counterparts. This Agreement may be executed in two or more counterparts, each counterpart of which shall be deemed to be an original of the agreement.
14.    Complete Agreement. Executive hereby affirms that the entirety of the agreement between Executive and the Employer, including consideration for his execution of this Agreement, is expressly set forth in this Agreement, and that no other promise or agreement of any kind has been made to, or with, Executive by any person or entity whatsoever to cause Executive to execute this Agreement. Executive fully understands that this Agreement is a complete general waiver and release of any and all claims Executive may have against the Employer and the Released Parties as set forth in Paragraph 4. Executive further agrees and acknowledges that this Agreement may not be amended, supplemented or otherwise modified or terminated except by a writing expressly stating the parties’ intent to amend, supplement, modify or terminate this Agreement that is signed by both Executive and the Employer’s Executive Director.
15.    Choice of Law/Venue. This Agreement shall be exclusively interpreted and enforced in accordance with the laws of the State of Texas, excluding any reference to conflict of law principles. Exclusive venue of any dispute arising from or related to this Agreement, Executive’s employment with and/or separation from the Employer or the Released Parties shall lie in Harris County, Texas.
16.    Voluntary Execution of Agreement. Executive represents that he is acting knowingly and voluntarily without duress or undue influence in executing this Agreement, and that he was given twenty-one (21) calendar days from receipt of this Agreement in which to consider the terms of the Agreement, and a reasonable and adequate opportunity for study and review by legal counsel of Executive’s choice. Executive further agrees that he has seven (7) days from the date this Agreement is executed to revoke or rescind the portions of this Agreement related to Executive’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, by providing written notice of such revocation to by the seventh calendar day following execution. Executive understands that after such seven (7) day revocation period, this Agreement is effective, enforceable, and irrevocable. Executive understands that, if Executive does not accept this Agreement by signing and returning it to Employer within twenty-one (21) days following his receipt of this Agreement, it is null and void.
17.    Affirmations. Executive affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state, or local leave law. Executive affirms and represents that he did not engage in any conduct that would constitute a fraud on the Employer or the Released Parties and that he is not aware of any fraudulent activity on the part of the Employer or the Released Parties.
18.    Notices. Any and all notices under this Agreement will be sent by certified mail and electronic mail to the parties hereto at the following address or such other addresses as the parties may designate in writing:

James Lukey
VP Human Resources
Weatherford
2000 St. James Place
Houston, Texas 77056
James.Lukey@ap.weatherford.com

Mario Ruscev
5642 Willers Way
Houston, Texas 77056
Mario.Ruscev@wanadoo.fr

By:	/s/ James Lukey	Date:	September 19, 2017
Weatherford
James Lukey
VP Human Resources

By:	/s/ Mario Ruscev	Date:	September 18, 2017
Mario Ruscev